Exhibit 99

CALGON CARBON CORPORATION         P.O. BOX 717             PITTSBURGH, PA 15230-0717                 (412) 787-6700

— News Release —

CALGON CARBON ELECTS TWO MEMBERS TO BOARD OF DIRECTORS

PITTSBURGH, PA – November 11, 2005 – Calgon Carbon Corporation is pleased to announce the election of William R. Newlin (64) and Timothy G. Rupert (58) to its board of directors.

Mr. Newlin joined Dick’s Sporting Goods, Inc. (Dick’s) in 2003 as executive vice president and chief administrative officer. Dick’s is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment. As of July 30, 2005, the company operated 239 stores in 34 states.

From 1980 to 2003, Mr. Newlin was chairman and chief executive officer of Buchanan Ingersoll PC, the 24th largest law firm in the U.S. Under his leadership, the firm’s revenue grew 15-fold and the number of lawyers increased from 78 to more than 350. As a lawyer, Mr. Newlin focused on corporate and venture capital financing and corporate governance. From 1996 to 2002, he also served as chairman of the board of Kennametal Inc., one of the world’s leading producers of cutting tools and wear-resistant parts. In 1997, the British Government named Mr. Newlin an Honorary British Consul to develop trade between the U.S. and the U.K., a capacity in which he served until 2004.

Mr. Newlin is a graduate of Princeton University and the University of Pittsburgh Law School. He was also awarded an honorary doctorate of business administration degree from Robert Morris University. He serves on the boards of directors of ArvinMeritor, Inc. and Kennametal Inc., where he is lead director.

Mr. Rupert is president and chief executive officer of RTI International Metals, Inc. (RTI) and is also a member of its board of directors. RTI produces and distributes a variety of products composed of titanium and other specialty metals for the aerospace, chemical processing, medical implant, oil and gas, and pulp and paper industries. The company has operations in the U.S., Canada, Europe, and Asia.

Mr. Rupert joined RTI in 1991 where he held positions of increasing responsibility, including executive vice president and chief financial officer. He was elected CEO and president in 1999. Prior to joining RTI, Mr. Rupert was responsible for a variety of financial functions at US Steel Corporation in Pittsburgh and New York, including director of corporate finance.

Mr. Rupert holds a B.S. in mathematics from Indiana University of Pennsylvania. He serves on the boards of directors of Columbus Insurance, Ltd. and the Foundation for Indiana University of Pennsylvania. He is a member of the Financial Executives Institute and the American Institute of Management Accountants.

Commenting on the announcement, John Stanik, president and chief executive officer of Calgon Carbon, said, “I am extremely pleased that Bill and Tim are joining our board. Bill’s broad legal and business background with both industrial and consumer companies fits well with Calgon Carbon’s diverse product line and customer base. Tim’s experience in leading a manufacturing company that is similar in size to Calgon Carbon, and faces the same challenges as our company, will be a valuable asset.

Mr. Stanik noted that the addition of the two directors is the culmination of a lengthy search conducted by the Governance Committee of Calgon Carbon’s board of directors. In conjunction with the election of Messrs. Newlin and Rupert, the board of directors increased the number of directors to ten. The search was prompted by the anticipated retirement of a current board member who will not stand for reelection when his term expires due to the company’s director retirement policy.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,100 people at 16 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.